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                                                                   Exhibit 10.1

                        TERM SHEET AND OPTION AGREEMENT
                                      FOR
               ACQUISITION OF AMPERSAND'S AC TECH EQUITY AND DEBT


     Automotive Performance Group (APG) proposes to acquire Loctite's automotive aftermarket business (Loctite). For purposes of this term sheet, the combined company will be designated APG/Loctite. Concurrent with this acquisition, APG/Loctite proposes to acquire Ampersand's investment interest in AC Tech. To facilitate this transaction, Ampersand and APG have reached the following agreement:

- FORM OF TRANSACTION: In return for an option payment (see Option Consideration paragraph below). APG/Loctite will have the right to acquire Ampersand's AC Tech equity ownership and $1.0 million note in return for three elements of consideration: (1) $10 million of stock (see Stock Consideration paragraph below); (2) a put which guarantees that Ampersand can exchange this stock position for $10 million in cash (see Put Consideration paragraph below); and (3) a warrant to purchase APG/Loctite shares (see Warrant paragraph below).

- STOCK CONSIDERATION: Ampersand will receive $10 million of APG/Loctite stock on the same terms and at the same price that is paid by independent, third party, institutional investors (i.e., the potential investors that Dean Willard has described to Ampersand who will be investing roughly $45 million in equity in the Loctite acquisition).

- PUT CONSIDERATION: Ampersand will receive a put to APG/Loctite for $10 million in cash on the aforementioned Stock Consideration. Ampersand's put will be exercisable during the 90 day period beginning 12 months after the closing of the Loctite acquisition.

- WARRANT: Ampersand will receive a 5-year warrant for shares equal to 1% of APG/Loctite's fully diluted shares outstanding at an exercise price equal to the price paid by the independent, third party, institutional investors described above.

- OPTION CONSIDERATION: Concurrent with execution of this Term Sheet and Option Agreement, in return for Ampersand's grant of a purchase option along the preceding lines, APG will make a non-refundable, $1.0 million option payment to Ampersand. Ampersand, in turn, will invest this $1.0 million as an unsecured, subordinated loan to AC Tech. The term of this purchase option will be coterminous with the 13 week period in the Loctite Letter of Intent
   (LOI).

- MANAGEMENT: Dean Willard and Ampersand will support AC Tech's immediate initiation of a search for a new COO for AC Tech. In the event that APG chooses to exercise its option to acquire Ampersand's AC Tech ownership, APG would then be free to complete or cease the COO search.



Agreed and accepted by:



/s/  Richard A. Charpie                               /s/  Dean M. Willard
-----------------------------                         ------------------------
Richard A. Charpie, Managing General Partner          Dean M. Willard, Chairman
for Ampersand Ventures                                of the Board for APG, Inc.

Date: 2/8/99                                           2/8/99
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